UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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THE ENSIGN GROUP, INC.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Proxy Statement
PROPOSAL 1: ELECTION OF TWO DIRECTORS
PROPOSAL 2: APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
STOCKHOLDER PROPOSALS
OTHER MATTERS
AVAILABLE INFORMATION

THE ENSIGN GROUP, INC.
27101 Puerta Real, Suite 450
Mission Viejo, California 92691

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 6, 2008

TO THE STOCKHOLDERS OF THE ENSIGN GROUP, INC.:

The annual meeting of the stockholders (the “Annual Meeting”) of The Ensign Group, Inc. (the “Company”) will be held at the Company’s Southland Care Center and Home facility, located at 11701 Studebaker Road in Norwalk, California on Friday, June 6, 2008. The Annual Meeting will convene at 10:00 a.m. PDT, to consider and take action on the following proposals:

(1) to elect two Class I directors to the Board of Directors to serve until the annual meeting of the Company in 2011 or until their successors have been appointed and are qualified;

(2) to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2008; and

(3) to transact such other business as may properly come before the meeting.

ONLY OWNERS OF RECORD OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK AS OF THE CLOSE OF BUSINESS ON APRIL 21, 2008 (THE “RECORD DATE”) WILL BE ENTITLED TO NOTICE OF AND TO VOTE AT THE ANNUAL MEETING. EACH SHARE OF COMMON STOCK IS ENTITLED TO ONE VOTE.

The Company’s Proxy Statement is attached hereto. Financial and other information concerning the Company is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

THE ATTENDANCE AT AND/OR VOTE OF EACH STOCKHOLDER AT THE ANNUAL MEETING IS IMPORTANT, AND EACH STOCKHOLDER IS ENCOURAGED TO ATTEND. TO ASSURE THAT YOUR VOTE IS COUNTED, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

THE ENSIGN GROUP, INC.
BY ORDER OF THE BOARD OF DIRECTORS

CHRISTOPHER R. CHRISTENSEN
PRESIDENT AND CHIEF EXECUTIVE OFFICER

Mission Viejo, California
Dated: April 28, 2008

THE ENSIGN GROUP, INC.
27101 Puerta Real, Suite 450
Mission Viejo, California 92691

Proxy Statement

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of The Ensign Group, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held at the Company’s Southland Care Center and Home facility, located at 11701 Studebaker Road, Norwalk, California at 10:00 a.m. PDT, on Friday, June 6, 2008 (the “Annual Meeting”). When used in this Proxy Statement, the terms “we,” “us,” “our,” or the “Company” refer to The Ensign Group, Inc. and its subsidiaries; however, The Ensign Group, Inc. is a holding company and each of the facilities and operations referenced herein is operated by a separate, wholly-owned independent operating subsidiary that has its own management, employees and assets. The use of “we,” “us,” “our” and similar words in this Proxy Statement is not meant to imply that any or all of these facilities are operated by the same entity.

THIS PROXY STATEMENT, THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND FORM OF PROXY ARE FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT MAY 6, 2008.

At the Annual Meeting, the stockholders of the Company will be asked to vote on two proposals. Proposal 1 is the election of two Class I directors to serve on our Board of Directors and Proposal 2 is to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2008.

A proxy for use at the Annual Meeting is enclosed. Any stockholder who executes and delivers such proxy has the right to revoke it any time before it is exercised by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Subject to revocation, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Annual Meeting in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted FOR the proposal in accordance with the recommendation of the Board of Directors.

The expenses of preparing, assembling, printing and mailing this Proxy Statement and the materials used in the solicitation of proxies will be borne by the Company. Proxies will be solicited through the mail and may be solicited by our officers, directors and employees in person or by telephone. They will not receive additional compensation for this effort. We do not anticipate paying any compensation to any other party for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

Record Date and Quorum Requirements

April 21, 2008 has been fixed as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 20,537,280 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), were issued and outstanding. Each outstanding share of Common Stock will be entitled to one vote. The Common Stock will vote as a single class with respect to all matters submitted to a vote of the stockholders at the Annual Meeting.

The holders of a majority of the voting power of the stock entitled to vote at a meeting of the stockholders, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting and at any adjournment or postponement thereof. Directors will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the total number of votes of outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions and broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. In determining whether Proposal 2 has received the requisite number of affirmative votes, abstentions will be counted as shares entitled to vote and will have the same effect as votes against such proposal. Broker non-votes, however, will be treated as not entitled to vote for purposes of determining approval of Proposal 2 and will not be counted as votes for or against Proposal 2. Unless instructed to the contrary, the shares represented by proxies will be voted FOR the election of the nominees. Properly executed, unrevoked proxies will be voted FOR Proposal 2 unless a vote against such proposal or abstention is specifically indicated in the proxy.

PROPOSAL 1: ELECTION OF TWO DIRECTORS

General

Our amended and restated certificate of incorporation provides for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms and each class as nearly equal in number as possible as determined by our Board of Directors. As a result, a portion of our Board of Directors will be elected each year. Mr. Roy E. Christensen has been serving as the sole Class I director, and his term expires at the Annual Meeting. Messrs. Charles M. Blalack and Christopher R. Christensen have been designated Class II directors, and their terms expire at the annual meeting of the stockholders to be held following the 2008 fiscal year. Dr. Antoinette Hubenette and Mr. Thomas A. Maloof have been designated Class III directors, and their terms expire at the annual meeting of the stockholders to be held following the 2009 fiscal year.

On the recommendation of the nomination and corporate governance committee, our Board of Directors, including its independent directors, selected and approved Roy E. Christensen as nominee for election as a Class I director, the class being elected at the Annual Meeting, to serve for a term of three years, expiring at the annual meeting of the stockholders to be held following the 2010 fiscal year or until his successor is duly elected and qualified or until his earlier resignation or removal.

Our Board of Directors has authorized an increase in the number of directors from five persons to six persons, creating an additional vacancy to be filled at the Annual Meeting. The newly-created director position has been designated as a Class I directorship with a term expiring at the annual meeting following the 2010 fiscal year. On the recommendation of the nomination and corporate governance committee, our Board of Directors, including its independent directors, approved Mr. John G. Nackel as the nominee for election to fill the new Class I directorship at the Annual Meeting to serve for a term of three years, expiring at the annual meeting of the stockholders to be held following the 2010 fiscal year or until his successor is duly elected and qualified or until his earlier resignation or removal.

If these nominees are elected, our Board of Directors will consist of six persons.

Mr. Roy E. Christensen currently serves a member of our Board of Directors and has agreed to serve if elected. Mr. John G. Nackel is not currently a member of our Board of Directors but has agreed to serve if elected. Management has no reason to believe that either of the nominees will be unavailable to serve. However, Mr. Roy E. Christensen has indicated that he is contemplating retirement, and that he may retire at some point during the three-year term, if elected. In the event either of the nominees named herein is unable to serve or declines to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for a substitute. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees.

Directors and Nominees

The following table and biographical information sets forth certain information with respect to the nominees for election as well as the continuing directors whose terms expire at the annual meeting of stockholders in 2009 and 2010. The ages of the individuals are provided as of March 31, 2008.

Name	Position with the Company	Age	Director Since

Roy E. Christensen	Chairman of the Board	74	1999
Christopher R. Christensen	President, Chief Executive Officer and Director	39	1999
Charles M. Blalack	Director	81	2001
Dr. Antoinette T. Hubenette	Director	59	2003
Thomas A. Maloof	Director	56	2000
John G. Nackel	Nominee for Director	56	N/A

Nominees for Election to the Board of Directors

Roy E. Christensen has served as our Chairman of the Board since 1999 and currently sits on the Board’s quality assurance and compliance committee. He served as our Chief Executive Officer from 1999 to April 2006. He is a 46-year veteran of the long-term care industry, and was founder and Chairman of both Beverly Enterprises, Inc., a healthcare company, and GranCare, Inc. (which later merged into Mariner Post-Acute Network, Inc.) a healthcare company. In 1994, he founded Covenant Care, Inc., a successful long-term care company, and served as its Chairman and Chief Executive Officer from 1994 to 1997. He was Chairman of GranCare, Inc. from 1988 to 1993, and Chief Executive Officer of GranCare, Inc. from 1988 to 1991. He was a member of President Nixon’s Healthcare Advisory Task Force on Medicare and Medicaid, and spent four years as a member of the Secretary of Health, Education and Welfare’s Advisory Task Force during the Nixon Administration.

John G. Nackel, Ph.D. is a 25-year veteran of the public accounting industry where he advised health care companies in his role as global managing director of Ernst & Young LLP’s Healthcare Consulting business unit and the managing director of Ernst & Young LLP’s New Ventures unit. In May 2007 he founded and began serving as Chairman and Chief Executive Officer of Three-Sixty Advisory Group, LLC, a healthcare consulting company dedicated to helping emerging healthcare and medical technology companies develop and implement successful strategies for growth, efficiency and capital. Mr. Nackel was President and Chief Executive Officer of Salik Cardiovascular Centers, Inc. from January 2006 to February 2007 and Executive Vice President of U.S. Technology from November 2003 to May 2005. During his career, Mr. Nackel has also served as an executive, board member or chairman of several privately held start-ups and emerging companies, including HealthTask, ConnectedHealth, NetStrike, and Sertan, Inc. He earned his bachelor’s degree at Tufts University, master’s degrees in public health and industrial engineering at the University of Missouri, and a Ph.D. in industrial engineering (health systems design) at the University of Missouri. He is a fellow of the American College of Healthcare Executives (FACHE) and the Healthcare Information and Management Systems Society (HIMSS). He is a senior member of the Institute of Industrial Engineers (IIE).

Continuing Directors for Term Ending Upon the 2009 Annual Meeting of Stockholders

Charles M. Blalack has served as a member of our Board of Directors since 2001. He is currently Chairman of our Board’s compensation committee and nomination and corporate governance committee. Mr. Blalack has previously served on the board of directors of several public companies including Advanced Micro Devices, a semiconductor company. He founded and has been working at Blalack & Company, a registered investment advisor, since 1993. Mr. Blalack is a managing member of Ensign Group Investments, L.L.C., a limited liability company, which currently holds 2,741,180 shares of our common stock. He was initially appointed to our Board of Directors pursuant to a Voting Agreement dated June 6, 2000, between Ensign Group Investments, L.L.C. and our founding stockholders, which terminated upon the closing of our initial public offering.

Christopher R. Christensen has served as our President since 1999, and he has served as our Chief Executive Officer since April 2006. From May 2007 to February 2008, he served as temporary president of our subsidiary The

Flagstone Group, Inc., our portfolio company serving portions of Southern California. Mr. Christensen has concurrently served as a member of our Board of Directors since 1999, and currently sits on the Board’s quality assurance and compliance committee. He previously served as our Chief Operating Officer from 1999 to April 2006. Prior to joining Ensign, Mr. Christensen served as acting Chief Operating Officer of Covenant Care, Inc., a California-based provider of long-term care. Mr. Christensen has presided over our operations and growth since our inception in 1999.

Continuing Directors for Term Ending Upon the 2010 Annual Meeting of Stockholders

Antoinette T. Hubenette, M.D. has served as a member of our Board of Directors since June 2003. She currently serves as Chairperson of the Board’s quality assurance and compliance committee, and also serves on the Board’s audit, compensation and nomination and corporate governance committees. Dr. Hubenette is a practicing physician and the former President of Cedars-Sinai Medical Group in Beverly Hills, California. She has been on the staff at Cedars-Sinai Medical Center since 1982, and is also on the staff of Olympia Hospital Medical Center, both in the Los Angeles area. She has served as a director of First California Bank, and its predecessor, Mercantile National Bank, since 1998, and she has served on the board of directors of Cedars-Sinai Medical Care Foundation and GranCare, Inc. (which was later merged into Mariner Post-Acute Network, Inc.). She is a member of numerous medical associations and organizations.

Thomas A. Maloof has served as a member of our Board of Directors since 2000. He currently serves as Chairman of the Board’s audit committee, and also serves on the Board’s compensation and nomination and corporate governance committees. He served as Chief Financial Officer of Hospitality Marketing Concepts from 2000 to August 2005, and prior to that he served as President of Alfigen, Inc., a genetic services provider. He is currently serving as a director of PC Mall, Inc., a direct marketing company, and Farmer Brothers Co., a manufacturer and distributor of coffee and spices, both of which are listed on the NASDAQ Global Market.

Affirmative Determinations Regarding Director and Nominee Independence

Our Board of Directors has determined each of the following directors and nominees to be an “independent director” as such term is defined in Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers (the “NASD”): Dr. Antoinette T. Hubenette and Messrs. Charles M. Blalack, Thomas A. Maloof, and John G. Nackel.

In this Proxy Statement, the aforementioned directors and nominee are referred to individually as an “Independent Director” and collectively as the “Independent Directors.” The Independent Directors intend to meet in executive sessions at which only Independent Directors will be present in conjunction with each regularly scheduled meeting of the Board of Directors.

Meetings and Committees of the Board of Directors

During the year ended December 31, 2007, our Board of Directors met 11 times and all Board members attended at least 75 percent of the meetings of our Board and the meetings of any of our Board committees on which they served. Our Board of Directors and its committees also acted by way of various unanimous written consents during the year ended December 31, 2007.

Although we do not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting of Stockholders, we encourage our directors to attend. At the 2007 Annual Meeting, two members of the Board of Directors were in attendance and we expect that at least a majority of our Board of Directors will attend the Annual Meeting.

Our Board of Directors has an audit committee, a compensation committee, a nomination and corporate governance committee and a quality assurance and compliance committee. Each committee has a written charter. Copies of the charters for the audit committee, the compensation committee and the nomination and corporate governance committee are posted on our web site at http://www.ensigngroup.net under the Investor Relations section.

Compensation Committee.  Our compensation committee currently consists of Messrs. Thomas A. Maloof and Charles M. Blalack and Dr. Antoinette T. Hubenette. Mr. Blalack serves as chairman of the compensation committee. All members of the compensation committee are independent directors, as defined in the NASDAQ Stock Market listing standards. Our compensation committee held four meetings in 2007. The primary functions of this committee include:

•	developing and reviewing policies relating to compensation and benefits;

•	determining or recommending to our Board of Directors the cash and non-cash compensation of our executive officers;

•	evaluating the performance of our executive officers and overseeing management succession planning;

•	administering or making recommendations to our Board of Directors with respect to the administration of our equity-based and other incentive compensation plans; and

•	overseeing the preparation of the Compensation Discussion and Analysis and the related Compensation Committee Report for inclusion in our annual proxy statement.

Audit Committee.  Our audit committee consists of Mr. Thomas A. Maloof and Dr. Antoinette T. Hubenette. Mr. Maloof serves as chairman of the audit committee. Mr. Maloof and Dr. Hubenette are independent directors, as defined in the NASDAQ Stock Market listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The audit committee will consist of three independent directors within 12 months after the consummation of our initial public offering. Our audit committee held 15 meetings in 2007. Each member of our audit committee can read and has an understanding of fundamental financial statements. Our Board of Directors has determined that Mr. Maloof qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the Securities and Exchange Commission. This designation is a disclosure requirement of the Securities and Exchange Commission related to Mr. Maloof’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Maloof any duties, obligations or liability that are greater than those generally imposed on him as a member of our audit committee and our board of directors, and his designation as an audit committee financial expert pursuant to this Securities and Exchange Commission requirement does not affect the duties, obligations or liability of any other member of our audit committee or board of directors. The primary functions of this committee include overseeing:

•	the conduct of our financial reporting process and the integrity of our financial statements and other financial information provided by us to the public or any governmental or regulatory body;

•	the functioning of our internal controls;

•	procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	the approval of our transactions with related persons;

•	pre-approving all audit and permissible non-audit services to be performed by our independent accountants, if any, and the fees to be paid in connection therewith;

•	the engagement, replacement, compensation, qualifications, independence and performance of our independent auditors, and the conduct of the annual independent audit of our financial statements; and

•	the portions of our code of ethics and business conduct that relate to the integrity of our financial reports.

Both representatives of our independent registered public accounting firm and internal financial personnel regularly meet privately with the audit committee and have unrestricted access to this committee.

Nomination and Corporate Governance Committee.  Our nomination and corporate governance committee consists of Messrs. Thomas A. Maloof and Charles M. Blalack and Dr. Antoinette T. Hubenette. Charles M. Blalack serves as the chairman of the nomination and corporate governance committee. All members of the nomination and corporate governance committee are independent directors, as defined in the NASDAQ Stock Market listing standards. Our nomination and corporate governance committee held one meeting in 2007. The primary functions of this committee include:

•	assisting the Board of Directors in establishing the minimum qualifications for a director nominee, including the qualities and skills that members of our Board are expected to possess;

•	identifying and evaluating individuals qualified to become members of our Board, consistent with criteria approved by our Board and our nomination and corporate governance committee;

•	selecting, or recommending that our Board selects, the director nominees for election at the next annual meeting of stockholders, or to fill vacancies on our Board occurring between annual meetings of stockholders;

•	management succession planning; and

•	developing, recommending to our Board, and assessing corporate governance policies for us.

Quality Assurance and Compliance Committee.  Our quality assurance and compliance committee is comprised of Messrs. Roy E. Christensen and Christopher R. Christensen and Dr. Antoinette T. Hubenette. Dr. Hubenette currently serves as the chairperson of this committee. The functions of this committee include:

•	promulgating, and updating from time to time as appropriate, a written corporate compliance program that substantially conforms to the Office of the Inspector General Program Guidance for Nursing Facilities, including written policies, procedures and standards of conduct, as well as disciplinary guidelines to assist officers and employees charged with direct enforcement responsibility;

•	designating a corporate compliance officer, and functioning as the compliance committee to which such compliance officer reports;

•	ensuring that means exist for the delivery of appropriate compliance training and education to the officers and employees of our several subsidiaries;

•	establishing lines of communication for escalating compliance and quality control issues to our quality assurance and compliance committee and our Board;

•	establishing a system for internal monitoring and auditing of compliance and quality control issues; and

•	causing our officers to respond, as appropriate, to compliance and quality control issues and take effective corrective action.

The Company’s Director Nomination Process

As indicated above, our nomination and corporate governance committee oversees the director nomination process. This committee is responsible for assisting the Board of Directors in establishing minimum qualifications for director nominees, including qualities and skills that members of our Board of Directors are expected to possess. Under our nomination and corporate governance committee charter, these criteria include, at a minimum, the candidate’s personal and professional integrity, the candidate’s financial literacy or other professional or business experience relevant to an understanding of the Company and its business, the candidate’s demonstrated ability to think and act independently and with sound judgment, and the candidate’s ability to be effective, in conjunction with other members or nominees of the Board of Directors in collectively serving the long-term interests of the Company and its stockholders. Our nomination and corporate governance committee identifies and evaluates individuals qualified to become members of our Board of Directors. Our nomination and corporate governance committee then selects, or recommends that our Board of Directors selects, the director nominees for the election at the next annual meeting of stockholders, or to fill vacancies on our Board of Directors occurring between annual meetings of the stockholders. The nomination and corporate governance committee considers all of the criteria described above in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.

General Nomination Right of All Stockholders.  Our nomination and corporate governance committee will also consider nominees for the Board recommended by stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the Company’s next proxy statement. If an eligible stockholder wishes to recommend a nominee, he or she should submit such recommendation in writing to the chair of the nomination and corporate governance committee, care of the Secretary of the Company, by the deadline for stockholder proposals set forth in the Company’s last proxy statement, specifying the following information: (a) the name and address of the nominee, (b) the name and address of the stockholder making the nomination, (c) a representation that the nominating stockholder is a stockholder of record of the Company’s stock entitled to vote at the next annual meeting and intends to appear in person or by proxy at such meeting to nominate the person specified in the notice, (d) the nominee’s qualifications for membership on the Board, (e) all of the information that would be required in a proxy statement soliciting proxies for the election of the nominee as a director, (f) a description of all direct or indirect arrangements or understandings between the nominating stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to whose request the nomination is being made by the stockholder, (g) all other companies to which the nominee is being recommended as a nominee for director, and (h) a signed consent of the nominee to cooperate with reasonable background checks and personal interviews, and to serve as a director of the Company, if elected. All such recommendations will be brought to the attention of the nomination and corporate governance committee, and the nomination and corporate governance committee shall evaluate such director nominees in accordance with the same criteria applicable to the evaluation of all director nominees. Such information should be sent to the nomination and corporate governance committee, c/o Secretary, The Ensign Group, Inc., 27101 Puerta Real, Suite 450, Mission Viejo, California 92691. If the Board determines to nominate a stockholder-recommended candidate, then his or her name will be included on our proxy card for the applicable annual meeting of stockholders.

In addition, any stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our amended and restated bylaws. In order for a stockholder’s director nomination to be timely, the stockholder must deliver written notice to our secretary not later than the close of business on the 60th day, nor earlier than the 90th day, prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for on a date that is not within 30 days of such anniversary date, notice by the stockholder must be so received no earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the 60th day prior to such annual meeting, or not later than the close of business on the 10th day following the date on which public disclosure of the date of the meeting was made by the corporation, whichever occurs first. Such notification must contain the written consent of each proposed nominee to serve as a director if so elected and all other information required in Section 3.02 of our amended and restated bylaws.

Director Compensation

Our Chairman of the Board currently receives an annual retainer of $100,000, and each of our non-employee directors currently receives an annual retainer of $30,000, $1,500 for each Board meeting and each committee meeting the director physically attends and $500 for each Board meeting and each committee meeting attended telephonically. Additionally, the chairperson of each of the compensation committee and the nomination and corporate governance committee receives an additional $5,000 per year and the chairperson of each of the audit committee and the quality assurance and compliance committee receives an additional $12,500 per year.

In addition, under the terms of our 2007 Omnibus Incentive Plan, each non-employee director who is elected to a three-year term receives an automatic option grant for 12,000 shares of common stock, with a three-year vesting schedule, on the date he or she is appointed, elected or re-elected. Directors elected to fill less than a three-year term will receive a pro rata grant that vests over their term.

The following table sets forth a summary of the compensation earned by our non-employee directors in 2007. Directors who are our employees do not receive any additional compensation for their service as directors.

	Fees
	Earned
	or Paid	Options
	in Cash	Awards	Total
Name	($)	($)(1)	($)

Antoinette T. Hubenette	60,292	—	60,292
Thomas A. Maloof	60,917	—	60,917
Charles M. Blalack	46,042	—	46,042

(1)	None of our non-employee directors owned any stock options as of December 31, 2007.

Our board has also determined that it may be necessary to provide additional incentives to prospective directors in order to recruit talented leaders to serve on the board. For example, the board has determined that Mr. Nackel, if elected, should receive a grant of 12,000 options scheduled to vest over his initial three-year term, as a sign-on incentive in addition to his automatic grant of 12,000 options and other regular compensation for board service. These options will be issued at an exercise price equal to the closing price of our stock on the grant date.

Communications with Directors

Stockholders who would like to send communications to our Board may do so by submitting such communications to Gregory K. Stapley at The Ensign Group, Inc., 27101 Puerta Real, Suite 450, Mission Viejo, California 92691. We suggest, but do not require, that such submissions include the name and contact information of the stockholder making the submission and a description of the matter that is the subject of the communication. Gregory K. Stapley will then pass such information on to our Board of Directors for review.

Code of Conduct and Ethics

We have adopted a code of ethics and business conduct that applies to all employees, including employees of our subsidiaries, as well as each member of our Board of Directors. The code of ethics and business conduct is available at our website at www.ensigngroup.net under the Investor Relations section.

We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address specified above.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the election of the nominees listed above.

PROPOSAL 2: APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking the stockholders to ratify the selection of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2008. The affirmative vote of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote will be required to ratify the selection of Deloitte.

Stockholders are not required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. However, we are submitting the appointment for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain Deloitte & Touche LLP. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by Deloitte for the years ended December 31, 2007 and 2006 (in thousands):

	2007	2006

Audit Fees(1)	$1,965	$490
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,965	$490

(1)	Audit Fees consist principally of fees for the audit of our financial statements and review of our financial statements included in our Quarterly Reports on Form 10-Q, as well as fees incurred in connection with the preparation and filing of registration statements with the Securities and Exchange Commission pursuant to our recent initial public offering (“IPO”).

Pre-Approval Policies

Our audit committee approved all audit, audit-related and tax services performed by our independent registered public accounting firm during the years presented. The audit committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. This policy provides for general pre-approval for a specified range of fees for certain categories of routine services to be provided during a given calendar year. This general pre-approval is automatically renewed at the beginning of each calendar year, unless otherwise determined by the audit committee. If the cost of any proposed service exceeds the amount for which general pre-approval has been established, specific pre-approval by the audit committee is required. Specific pre-approval of services is considered at the regular meetings of the audit committee. The policy delegates authority to the Chairman of the audit committee to grant specific pre-approval between regularly scheduled audit committee meetings for audit services not to exceed $50,000 and non-audit services not to exceed $25,000. The policy also establishes a list of prohibited non-audit services. In making all of its pre-approval determinations, the audit committee considers, among other things, whether such services are consistent with the rules promulgated by the Securities and Exchange Commission regarding auditor independence, whether the independent auditor is best positioned to provide the most effective and efficient service, and whether the service might enhance the Company’s ability to manage and control risk or improve audit quality. These and other factors are considered as a whole and no one factor is necessarily determinative.

Audit Committee Report

Our audit committee has reviewed and discussed our audited consolidated financial statements with our management and has discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T (Communication with Audit Committees).

Our audit committee has received the written disclosures and the letter from our independent registered public accounting firm required by Independence Standards Board Standard No. 1 (adopted by the Public Company Accounting Oversight Board (PCAOB)).

Our audit committee has also considered whether the provision of non-audit services provided to us by our independent registered public accounting firm is compatible with maintaining its independence and has discussed with the auditors such auditors’ independence.

Based on its review, our audit committee recommended to our Board of Directors that the audited financial statements for the Company’s year ended December 31, 2007 be included in our Annual Report on Form 10-K for its year ended December 31, 2007, which was filed on March 6, 2008.

Submitted by:

Thomas A. Maloof (Chair)
Antoinette T. Hubenette
Members of the Audit Committee

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

EXECUTIVE OFFICERS

The following table presents information regarding our current executive officers. The ages of the individuals are provided as of March 31, 2008.

Name	Age	Position

Christopher R. Christensen	39	President, Chief Executive Officer and Director
Alan J. Norman	57	Chief Financial Officer
Gregory K. Stapley	48	Vice President, General Counsel and Secretary
David M. Sedgwick	32	Vice President of Organizational Development
Cory R. Monette	38	President, Northern Pioneer Healthcare, Inc.
Barry R. Port	33	President, Keystone Care, Inc.
John P. Albrechtsen	30	President, Touchstone Care, Inc.
Michael C. Dalton	32	President, Bandera Healthcare, Inc.
Covey Christensen	34	President, The Flagstone Group, Inc.

Information on the business background of Christopher Christensen is set forth above under “Directors and Nominees”.

Alan J. Norman has served as our Chief Financial Officer since May 2003, and previously served as our Vice President of Finance since joining Ensign in 2000. Prior to joining Ensign, he served as the Financial Director and Business Development Manager for Andial Corporation, an international wholesaler and retailer of specialty auto parts. Before that, he spent ten years in the healthcare field, where he was the Corporate Controller for Abbey Healthcare Group, a healthcare company providing equipment and services to the home. He has also served as Chief Financial Officer for a private commercial real estate development company.

Gregory K. Stapley has served as our Vice President and General Counsel since joining Ensign shortly after our inception in 1999, and subsequently also became our Secretary in January 2006. Mr. Stapley previously served as General Counsel for the Sedgwick Companies, an Orange County-based manufacturer, wholesaler and retailer with 192 retail outlets across the United States, where he was responsible for all of that company’s legal affairs, site acquisitions and developer relations. Prior to that, Mr. Stapley was a member of the Phoenix law firm of Jennings, Strouss & Salmon PLC, where his practice emphasized real estate and business transactions, and federal, state and local government relations.

David M. Sedgwick has served as our Vice President of Organizational Development since December 2006. Mr. Sedgwick joined Ensign in 2001, and from September 2002 to December 2006, he served as an administrator at several of our operating facilities. As Vice President of Organizational Development, Mr. Sedgwick is responsible for Ensign University, our training and professional growth program, and a key element of our talent-driven management approach. Mr. Sedgwick also oversees human resources and related functions, and is currently leading a number of employee and customer satisfaction and quality initiatives within our organization.

Cory R. Monette has served as the President of our subsidiary, Northern Pioneer Healthcare, Inc., which oversees the operations of nine skilled nursing facilities in Northern California and Washington, since February 2006. He previously served as our Operations Resource from October 2004 to February 2006. From 2001 to October 2004, he served as an administrator for one of our facilities. Prior to joining Ensign, he served as administrator and senior administrator from 1992 to 2001 with Life Care Centers of America, a provider of skilled nursing services.

Barry R. Port has served as the President of our subsidiary, Keystone Care, Inc., which oversees the operations of ten facilities in Texas, since March 2006. Mr. Port also currently provides oversight and guidance to four facilities in Utah and one facility in Idaho. He previously served as the Executive Director and in other capacities at our Desert Sky Health and Rehabilitation Center skilled nursing and assisted living campus in Glendale, Arizona, from March 2004 to March 2006. Before joining Ensign in March 2004, Mr. Port served as Manager of Corporate Agreements for Sprint Corporation from 2001 to March 2004.

John P. Albrechtsen has served as the President of our subsidiary, Touchstone Care, Inc., which oversees the operations of ten facilities in Southern California, since January 2006. He previously served as the administrator of one of our facilities from January 2004 to January 2006. Prior to serving as an administrator, he served as an administrator-in-training at one of our facilities from September 2003 to January 2004. He worked for Baldwin Park Unified School District from 2001 to September 2003.

Michael C. Dalton has served as the President of our subsidiary, Bandera Healthcare, Inc., which oversees the operations of 12 facilities in Arizona, since October 2006. Mr. Dalton joined Ensign in 2001, and served as Executive Director of two of our facilities in Southern California from July 2002 to December 2005. Mr. Dalton is a certified public accountant and worked as an associate and senior associate at KPMG LLP from 1999 to 2001. While at KPMG, his practice areas included providing auditing services for acute hospitals, long-term care facilities and physicians groups.

Covey Christensen has served as President of our subsidiary, Flagstone Healthcare, Inc., which oversees the operation of 15 facilities in Southern California, since February 2008. He had previously served as the CEO and Administrator of the Company’s flagship facility, Southland Care Center & Home, since 2004. From 1999 until 2004, Mr. Covey Christensen served as the administrator in three of our facilities. He holds a B.S. in Accounting from Brigham Young University, and was an accountant with PricewaterhouseCoopers LLP before joining Ensign in 1999.

Christopher Christensen and Covey Christensen are sons of Roy Christensen and are cousins of John Albrechtsen. David Sedgwick is a brother-in-law of Gregory Stapley. John Albrechtsen is a nephew of Roy Christensen and a cousin of Christopher Christensen and Covey Christensen. Roy Christensen is the father of Christopher Christensen and Covey Christensen and an uncle of John Albrechtsen.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis provides information regarding our executive compensation objectives and principles, procedures, practices and decisions, and is provided to help give perspective to the numbers and narratives that follow in the tables in this section. This discussion will focus on our objectives, principles, practices and decisions with regards to the compensation of Christopher R. Christensen, Alan J. Norman, Gregory K. Stapley, David M. Sedgwick and Barry R. Port (“Named Executive Officers”).

We believe that compensation paid to our executive officers should be closely aligned with our performance and the performance of each individual executive officer on both a short-term and a long-term basis, should be based upon the value each executive officer provides to our company, and should be designed to assist us in attracting and retaining the best possible executive talent, which we believe is critical to our long-term success. Because we believe that compensation should be structured to ensure that a significant portion of compensation earned by executives will be directly related to factors that directly and indirectly influence stockholder value, the “at risk” compensation of our executive officers generally constitutes a large portion of their total compensation potential. In addition, commensurate with our belief that those of our employees who act like owners should have the opportunity to become owners, many of our executive officers have a significant level of stock ownership, which we believe aligns the incentives of the executive officers with the priorities of our stockholders. To that end, it is the view of our Board of Directors and compensation committee that the total compensation program for executive officers should consist of the following:

•	Base salary;

•	Annual and other short-term cash bonuses;

•	Long-term incentive compensation; and

•	Certain other benefits.

In establishing our executive compensation packages, the compensation committee has historically reviewed compensation packages of executives of companies in the skilled nursing industry based on publicly available information. Our compensation committee has not engaged a compensation consultant to assist it in assessing industry comparability and competitiveness of our executive compensation packages through a more formal benchmarking process, but may do so in the future.

Principal Economic Elements of Executive Compensation

Base Salary.  We believe it is important to pay our executives salaries within a competitive market range in order to attract and retain highly talented executives. Although historically we have not set executive salaries based upon any particular benchmarks, we may from time to time generally review relevant market data to assist us in our compensation decision process. We have historically validated our compensation decisions by comparing the compensation of executives at other public companies in the skilled nursing industry to the compensation of our executives. Our compensation committee reviewed the published compensation of the named executive officers of Genesis HealthCare Corporation, Kindred Healthcare, Inc., Manor Care, Inc., National Healthcare Corporation, Sun Healthcare Group, Inc. and Skilled Healthcare Group, Inc. We have again employed this methodology to set compensation and incentives for our executives for 2008, although we may elect to change this practice in future years and employ a compensation consultant for this purpose. We believe that the base salaries and the total compensation of our executives are approximately equal to or less than the median base salaries and median total compensation of executives with similar positions at these companies. However, although each company had a general counsel, our review did not identify an officer of any of these companies whose roles are comparable to those of Gregory K. Stapley, who serves as our Vice President, General Counsel and Secretary. Mr. Stapley’s base salary and total compensation exceed the median base salaries and median total compensation of the general counsels of these companies. However, Mr. Stapley directly oversees many aspects of our business in his role as Vice President, and we believe that he significantly contributes to our success in areas outside of his roles as our General Counsel and Secretary. Each of our executives’ base salary is generally determined based upon job responsibilities, individual experience and the value the executive provides to our company. The compensation committee considered each of these factors in determining the compensation each executive would be paid in 2007. The decision, if any, to materially increase or decrease an executive’s base salary in subsequent years will likely be based upon these same factors. Our compensation committee makes decisions regarding base salary at the time the executive is hired and makes decisions regarding any changes to base salary on an annual basis.

Annual Cash Bonuses.  We establish an executive incentive program each year, pursuant to which certain executives may earn annual bonuses based upon our performance. In the first quarter of each year, our compensation committee identifies the plan’s participants for the year and establishes an objective formula by which the amount, if any, of the plan’s bonus pool will be determined. This formula is based upon annual income before provision for income taxes. Our compensation committee established the following formula for the 2007 bonus pool:

Annual Income before Provision for Income
Taxes (‘‘EBT”) in 2007	Bonus Pool

For EBT up to $25 million	EBT * 2.0%
For EBT greater than $25 million, but less than $37 million	$0.5 million + (amount of EBT between $25 million and $37 million * 5.0%)
For EBT greater than $37 million, but less than $45 million	$1.1 million + (amount of EBT between $37 million and 45 million * 10%)
For EBT greater than $45 million	$1.9 million + (amount of EBT greater than $45 million * 20%)

In the first quarter of the subsequent year, our compensation committee subjectively allocates the bonus pool among the individual executives based upon the recommendations of our Chief Executive Officer and the compensation committee’s perceptions of each participating executive’s contribution to both our clinical and financial performance during the preceding year, and value to the organization going forward. The financial measure that our compensation committee considers is our annual income before provision for income taxes. The clinical measures that our compensation committee considers include our success in achieving positive survey results and the extent of positive patient and resident feedback. Our compensation committee also reviews and considers feedback from other employees regarding the executive’s performance. Our compensation committee exercises discretion in the allocation of the bonus pool among the individual executives and has, at times, awarded bonuses that, collectively, were less than the bonus pool resulting from the predetermined formula. For 2007, the compensation committee capped the executive bonus pool at $2.2 million. Based upon this predetermined formula the bonus pool for 2007 was $921,633. Bonuses for 2007 performance were allocated to the named executive officers who participated in the executive incentive program as follows: Christopher Christensen, $310,000; Alan Norman, $169,633; Gregory Stapley, $310,000; and David Sedgwick, $132,000. In addition, David Sedgwick was awarded a discretionary bonus of $8,000 outside of this plan. Each year, our compensation committee reviews our financial performance goals and may adjust the bonus pool formula at its discretion to better align the amount available for annual executive bonuses with our objectives. Historically, the compensation committee has increased the amount of annual income before provision for income taxes that must be achieved in order to create the same bonus pool as the preceding year in order to increase the difficulty of receiving the same bonus. The allocation of this bonus pool to the participating executives remains discretionary based upon the compensation committee’s determination of each participating executive’s contribution to our annual performance and value to the organization going forward. The 2008 financial performance goals and bonus pool formula have been established by the compensation committee consistent with historical practices.

Long-Term Incentive Compensation.  We believe that long-term performance is achieved through an ownership culture. Accordingly, we encourage long-term performance by our executives and other key personnel throughout the organization through the use of stock-based awards and, to this end our Board of Directors has in the past administered our option plans liberally in terms of frequency and number of stock option grants. We have adopted the 2001 Stock Option, Deferred Stock and Restricted Stock Plan, the 2005 Stock Incentive Plan and the 2007 Omnibus Incentive Plan. These plans permit the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based awards. Historically, we have generally issued stock options. In addition, these stock options were historically exercisable for shares of restricted stock prior to the vesting of the stock option; however, we abandoned that practice with the adoption of the 2007 Omnibus Incentive Plan, although a number of our option holders still have unvested and unexercised options under our 2001 and 2005 plans which may be exercised prior to vesting. Unvested shares of restricted stock are generally subject to repurchase by us in the event the employee’s employment is terminated for any reason prior to the vesting of such shares. Some of the restricted stock agreements provided for termination of our repurchase right upon the consummation of the IPO.

Although we do not have formal stock ownership guidelines, in order to preserve the linkage between the interests of executives and other key personnel and those of stockholders, we focus on granting stock options to those executives and others who do not already have a significant level of stock ownership. Although historically we have not granted stock options to Christopher Christensen or Gregory Stapley, because each of them already has a significant level of stock ownership, we may decide to do so in the future if we believe it is necessary for incentive and retention purposes. Our executives who have significant levels of stock ownership are not permitted to hedge the economic risk of such ownership. We intend to continue to provide long-term awards through the grant of stock options, which will vest based on continued employment, and we may decide to grant other awards such as stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based awards. Early in our history, we made a very limited number of restricted stock grants, but we have not done so since 2001 and we do not have any policies for allocating compensation to different forms of equity awards. We also do not have any policies for allocating compensation between long-term and currently paid out compensation or between cash and non-cash compensation or among different forms of non-cash compensation. In the future, our decision to allocate compensation to one form over another may be driven by considerations regarding accounting impact.

Except with respect to grants to our directors, the stock options that we grant generally vest as to 20% of the shares of common stock underlying the option on each anniversary of the grant date. In addition, these stock options generally have a maximum term of ten years. The grant date of our stock options is generally the date our Board of Directors meets to approve such stock option grants. Our Board of Directors historically has approved stock option grants at regularly scheduled meetings. Our Board of Directors and compensation committee intend to continue this practice of approving the majority of stock-based awards at regularly scheduled meetings on a quarterly basis, unless earlier approval is required for a new-hire inducement grant, regardless of whether or not our Board of Directors or compensation committee knows material non-public information on such date. The exercise price of our stock options is the fair market value of our common stock on the date of grant as determined by the closing price of our common stock on the NASDAQ Global Select Market on the date of grant. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares of common stock underlying the option, including voting rights and the right to receive dividends or dividend equivalents.

Because of his large equity stake, we have never granted stock options to our President and Chief Executive Officer, Christopher Christensen. Mr. Christopher Christensen historically has made recommendations to our Board of Directors regarding the amount of stock options and other compensation to grant to our other executives based upon his assessment of their performance, and may continue to do so in the future. Our executive officers, however, do not have any role in determining the timing of our stock option grants.

Although we do not have any formal policy for determining the amount of stock options or the timing of our stock option grants, we have historically granted stock options or restricted stock to high-performing employees (i) in recognition of their individual achievements and contributions to our company, and (ii) in anticipation of their future service and achievements.

Other Compensation.  Our executives are eligible to receive the same benefits that are available to all employees. In addition, we pay the premiums to provide life insurance equal to each executive’s annual salary and the premiums to provide accidental death and dismemberment insurance. For 2007, Christopher Christensen received an automobile allowance of $15,900 and David Sedgwick received an automobile allowance of $7,200.

Principal Economic Elements of Compensation for Presidents of Our Five Portfolio Companies

Base Salary.  We believe that while it is important for us to compensate the presidents of our portfolio companies competitively, we can encourage faster and more meaningful personal growth in these key leaders and better performance in their separate companies by keeping base salaries relatively low, while offering these executives a more entrepreneurial and professionally motivating experience through significant cash and stock incentives. The level of each president’s base salary is generally determined based upon our performance, the president’s performance, the respective portfolio company’s overall performance, and considerations such as the cost of living in the markets they serve, among other things. Our management exercises discretion in deciding how to reflect these items in setting base salary. Material increases or decreases in a president’s base salary are based upon these same factors, with decisions regarding any changes to base salary generally made on an annual basis.

Short-Term Cash Bonuses.  Presidents of our portfolio companies may earn cash bonuses by meeting target clinical and financial measurements for their respective portfolio companies. They are eligible to earn short-term cash bonuses, the amount of which is established pursuant to a formula based upon their respective portfolio company’s income before provision for income taxes. The amount of these bonuses increases for each tier of the target milestones, and such bonuses are not subject to a cap. Each year the formula is adjusted, so it becomes increasingly more difficult for presidents to earn the same bonus each year. The bonuses are determined based upon management’s perception of each president’s contribution to the achievement of clinical and financial objectives during the preceding year at their portfolio company, and the value to the portfolio company going forward. The financial objective that we consider is the president’s contribution to his portfolio company’s annual income before provision for income taxes. The clinical measures that management considers include factors such as the president’s contribution to achieving positive survey results, and positive patient and resident feedback. Management also reviews and considers feedback from other employees regarding the president’s performance. Although these bonuses historically have been earned on a quarterly basis, beginning in 2007 we transitioned to an annual bonus structure for these presidents. Management has also elected to recognize the efforts of outstanding performers in the group with supplemental cash bonuses where merited, and these bonuses are discretionary. For their performance during the 2007 fiscal year, we paid the five presidents of our five principal portfolio companies an aggregate of approximately $0.4 million in cash bonuses.

Long-Term Incentive Compensation.  Two of the main objectives of placing presidents over separate portfolio companies were to enhance our ownership culture and to preserve and extend the entrepreneurial spirit that we believe has been crucial to our success to date. We encourage long-term performance by our presidents through the use of stock-based awards, and our board of directors has made significant stock option grants to these presidents. Each of the stock options issued pursuant to our 2001 and 2005 plans may be exercised for shares of restricted stock prior to the vesting of the stock option. With some exceptions (such as in the event of death or disability), such shares of restricted stock are subject to repurchase by us in the event the president’s employment is terminated for any reason prior to the vesting of such shares. Each of these stock options has a maximum term of ten years, and vests as to 20% of the shares of common stock underlying the option grant on each anniversary of the grant date, with an exercise price generally equal to the fair market value of our common stock as determined on the date of the grant. Some of the restricted stock agreements provided for termination of our repurchase right upon the consummation of the IPO.

Other Compensation.  Our presidents are eligible to receive the same benefits that are available to all employees. With the exception of a small car allowance currently provided to three of our presidents and the payment of the car lease payments for two of our presidents, we do not have programs for providing perquisites or other personal benefits to presidents other than what is provided to a broad range of employees. For 2007, Barry Port received an automobile allowance of $11,000.

For a description of the compensation paid to Christopher Christensen, See “Principal Economic Elements of Executive Compensation” above. Christopher Christensen did not receive additional compensation for his temporary service as president of our subsidiary, The Flagstone Group, Inc., which serves portions of Southern California.

Principal Economic Elements of Compensation for our Executive Directors

We structure our executive director compensation program to reward our executive directors for our successful performance and each individual’s contribution to that performance. Executive director compensation generally consists of a base salary, short-term cash bonuses and long-term equity incentive compensation. Generally, our executive directors are not considered executive officers. However, a portion of David Sedgwick’s compensation for 2006 was earned by him while serving as an executive director.

Base Salary.  Executive directors receive base salary for performing all of their leadership duties, which include managing one of our facilities and contributing to the overall mission of the organization. The amount of base salary is generally based upon individual experience and past performance as well as general market conditions. Base salary may be increased for executive directors who, among other things, achieve and continue to maintain certain clinical results, leadership performance or expertise.

Short-Term Cash Bonuses.  Portfolio company presidents work with executive directors to establish the target bonus payments for the executive director, based on the individual performance potential of the executive director’s facility. In addition, they have discretion to modify or negate any bonuses that might have otherwise been earned in connection with the executive director’s or facility’s failure to substantially comply with applicable laws, regulations or clinical standards.

Other Compensation.  Executive directors are eligible to receive the same benefits that are available to all employees. In addition, they are eligible to receive discretionary stock-based compensation and incentives under our 2007 Omnibus Incentive Plan, as described above. They are also eligible to receive discretionary cash bonuses as determined from time to time by their portfolio company president and/or the executive officers of the Company. For 2007, no named executive officers participated in the incentive plan for executive directors.

Principal Elements of Director Compensation

We do not compensate our directors other than for their service on our board of directors or its committees. Historically, we have compensated our non-employee board members based upon what we considered to be fair compensation without considering compensation paid by other companies. Compensation for board and committee service is now partially based upon relevant market data that we obtain by reviewing director compensation by public companies in the skilled nursing industry. To establish board compensation for 2007, our compensation committee reviewed the published director compensation information of other skilled nursing companies, including Genesis HealthCare Corporation, Kindred Healthcare, Inc., Manor Care, Inc., National Healthcare Corporation, Sun Healthcare Group, Inc. and Skilled Healthcare Group, Inc. Based on these reviews, the Committee set its annual retainers for outside directors and the chairman of the board, payments for board and committee meeting attendance, and retainers to the chairpersons of each committee at levels that we believe are approximately equal to or less than the median cash compensation paid to directors of these companies, except that we believe that (i) the cash compensation payable to the chairperson of our audit committee is more than the median compensation paid to audit committee chairpersons of these other companies, and (ii) the cash compensation payable to the chairman of our board is approximately equal to or less than the median cash compensation paid to the chairpersons of the boards of directors of these other companies who receive compensation for their role as chairpersons of the board and who are not also serving as the chief executive officers of such companies. We have again employed this methodology to set compensation for our non-employee directors for 2008, although we may elect to change this practice in future years and employ a compensation consultant for this purpose.

Our 2007 Omnibus Incentive Plan contains an automatic option grant program for our directors. Pursuant to the automatic option grant program, non-employee directors will each receive an option to purchase 12,000 shares of common stock at the beginning of their three-year terms, with a three-year vesting schedule. Directors elected to fill less than a three-year term will receive a pro rata grant that vests over their term. Our board of directors and compensation committee considered the total compensation paid to directors of the companies named above in deciding to award these automatic option grants. However, our board of directors and compensation committee determined the amount of options to award based upon what they considered to be an appropriate incentive for board service to our company, and they did not attempt to base this number upon the number of options awarded to directors of these other companies. Although we generally do not intend to make any discretionary stock option grants to our directors, our board has also determined that occasionally it may be necessary to provide additional incentives to directors, including in order to recruit talented leaders to serve on the board. For example, the board has determined that Mr. Nackel, if elected, should receive a grant of 12,000 options scheduled to vest over his initial three-year term, as a sign-on incentive in addition to his automatic grant of 12,000 options and other regular compensation for board service. These options will be issued at an exercise price equal to the closing price of our stock on the grant date.

Accounting and Tax Treatment of Compensation

Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our principal executive officer and to each of our three most highly compensated officers (other than our principal financial officer) to $1.0 million per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of performance-based compensation. In the past, annual cash compensation to our executive officers has not exceeded $1.0 million per person, so the compensation has been deductible. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1.0 million. Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1.0 million cap on deductibility. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance.

COMPENSATION COMMITTEE REPORT

Our compensation committee has reviewed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed the Compensation Discussion and Analysis with our management. Based on such review and discussions with management, the compensation committee recommended to our Board that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Submitted by:

Charles M. Blalack (Chair)
Thomas A. Maloof
Dr. Antoinette T. Hubenette
Members of the Compensation Committee

Executive Compensation

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2007 by our Named Executive Officers. We have not entered into any employment agreements with our executive officers. For a discussion of the compensation of our directors, see “Director Compensation” described in Proposal 1 above.

Summary Compensation Table

					Non-Equity
					Incentive Plan
		Salary	Bonus	Option	Compensation	All Other
Name and Principal Position	Year	($)	($)(1)	Awards(2)($)	($)(3)	Compensation ($)		Total ($)

Christopher R. Christensen	2007	374,983	310,000	—	—	17,768	(4)	702,751
Chief Executive	2006	346,213	500,000	—	183,368	17,587		1,047,168
Officer and President
Alan J. Norman	2007	228,308	169,633	9,682	—	2,062	(5)	409,685
Chief Financial Officer	2006	216,689	350,000	4,195	—	1,113		571,997
Gregory K. Stapley	2007	312,483	310,000	—	—	1,765	(6)	624,248
Vice President and	2006	296,631	600,000	—	—	1,525		898,156
General Counsel
David M. Sedgwick	2007	227,103	140,000	62,931	—	7,889	(7)	437,923
Vice President of Organizational Development	2006	133,805	15,000	18,037	246,365	1,588		414,795
Barry R. Port(8)	2007	185,986	—	114,244	244,765	11,977	(9)	556,972
President, Keystone Care, Inc.

(1)	The amounts shown in this column constitute the cash bonuses made to certain Named Executive Officers. Christopher Christensen, Alan Norman, Gregory Stapley and David Sedgwick participated in our executive incentive program. In addition to his bonus under the executive incentive program for 2007, the compensation committee awarded Mr. Sedgwick a separate discretionary bonus of $8,000 outside of the executive incentive program during 2007. These awards are discussed in further detail under the heading “Principal Elements of Executive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

(2)	The amounts shown are the amounts of compensation cost recognized by us in fiscal years 2006 and 2007 related to options to purchase common stock which were granted in fiscal year 2006 and 2007, as a result of the adoption of SFAS 123R. These amounts disregard the estimated forfeiture rate which is considered when recognizing the SFAS 123R expense in the consolidated financial statements. For a discussion of valuation and forfeiture assumptions, see Note 15 to our consolidated financial statements in our Annual Report on Form 10-K for fiscal year ended December 31, 2007.

(3)	Barry Port participated in our bonus program for presidents of our portfolio companies for 2007. David Sedgwick participated in our executive director compensation program during a portion of 2006, and following his reassignment to the Service Center in late 2006, he participated ratably in the executive incentive program. Christopher Christensen received a bonus equal to one half of one percent of our income before provision for income taxes, which formula was established and communicated to Christopher Christensen when our 2006 income before provision for income taxes was undeterminable. 2007 awards are discussed in further detail under the headings “Principal Economic Elements of Compensation for Presidents of Our Five Portfolio Companies” and “Principal Economic Elements of Executive Compensation”.

(4)	Consists of term life insurance and accidental death and dismemberment insurance payments of $150, a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $1,719, and a car allowance of $15,900.

(5)	Consists of term life insurance and accidental death and dismemberment insurance payments of $80 and a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $1,981.

(6)	Consists of term life and accidental death and dismemberment insurance payments of $127 and a matching contribution to The Ensign Group, Inc. 401(k) retirement program of $1,638.

(7)	Consists of term life insurance and accidental death and dismemberment insurance payments of $64, a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $625 and a car allowance of $7,200.

(8)	Mr. Port was not a named executive officer in 2006. As a result, only 2007 compensation information is included in the Summary Compensation Table.

(9)	Consists of term life insurance and accidental death and dismemberment insurance payments of $51, a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $925 and a car allowance of $11,000.

Grants of Plan-Based Awards — 2007

The following table sets forth information regarding grants of plan-based awards made to our named executive officers during 2007.

All Other
Option
						Awards:			Closing
						Number of		Grant Date	Market
		Estimated Future Payouts Under				Securities	Exercise or Base	Fair Value of	Price on
	Grant	Non-Equity Incentive Plan Awards				Underlying	Price of Option	Option	Grant
Name	Date	Threshold ($)	Target ($)		Maximum ($)	Options (#)	Awards ($/Sh)	Awards ($)	Date $(/Sh)

Christopher R Christensen Chief Executive Officer and President	—	—	—		—	—	—	—	—
Alan J. Norman Chief Financial Officer	—	—	—		—	—	—	—	—
Gregory K. Stapley Vice President and General Counsel	—	—	—		—	—	—	—	—
David M. Sedgwick Vice President of Organizational Development	—	—	—		—	—	—	—	—
Barry Port President, Keystone Group, Inc.	—	—	68,111	(1)	—	—	—	—	—

(1)	Barry Port participates in our bonus program for the presidents of our portfolio companies. Presidents of our portfolio companies may earn cash bonuses for their respective subsidiaries meeting target clinical standards and financial milestones pursuant to a predetermined formula based upon their respective subsidiaries’ income before provision for income taxes. This bonus program does not provide for threshold or maximum payout amounts. The amount reported in the target performance column is derived by inputting the results of the applicable subsidiary from fiscal 2006 into the formula used in 2007 and computing what the payout would be in 2007 if such subsidiary had the same results in 2007 that it had in 2006. This amount may or may not be indicative of the probable result for 2007. The actual bonus amount earned by Barry Port in 2007 is shown in the “Summary Compensation Table” above.

Outstanding Equity Awards at Fiscal Year-End — 2007

The following table lists the outstanding equity incentive awards held by our Named Executive Officers as of December 31, 2007.

	Option Awards						Stock Awards
											Equity
										Equity	Incentive
										Incentive	Plan
										Plan	Awards:
				Equity						Awards:	Market
				Incentive						Number of	or Payout
				Plan						Unearned	Value of
				Awards:					Market	Shares,	Unearned
	Number of		Number of	Number			Number of		Value of	Units or	Shares,
	Securities		Securities	of Securities			Shares or		Shares or	Other	Units or
	Underlying		Underlying	Underlying			Units of		Units of	Rights	Other
	Unexercised		Unexercised	Unexercised	Option		Stock That		Stock That	That Have	Rights
	Options		Options	Unearned	Exercise	Option	Have Not		Have Not	Not	That Have
	Exercisable		Unexercisable	Options	Price	Expiration	Vested		Vested	Vested	Not Vested
Name	(#)(1)(2)		(#)	(#)	($)	Date	(#)(3)		($)(4)	(#)	($)

Christopher R. Christensen	—		—	—	—	—	—		—	—	—
Chief Executive Officer and President
Alan J. Norman	15,000	(5)	—	—	5.75	10/31/15	3,000	(5)	43,200	—	—
Chief Financial	5,000	(6)			7.50	07/25/16					—
Officer											—
Gregory K. Stapley	—		—	—	—	—	—		—	—	—
Vice President and General Counsel
David M. Sedgwick	20,000	(7)	—	—	5.75	10/31/15	—		—	—	—
Vice President of	11,000	(8)			7.50	07/25/16					—
Organizational	2,500	(9)			7.50	07/25/16					—
Development	19,000	(10)			7.50	07/25/16					—
											—
											—
											—
Barry R. Port	8,000	(11)	—	—	2.45	10/31/15	—		—	—	—
President, Keystone	10,000	(12)			5.75	07/25/16					—
Care, Inc.	8,000	(13)			7.50	07/25/16					—
	51,000	(14)			7.50	07/25/16					—
											—

(1)	All options held by our named executive officers may be early exercised.

(2)	Options vest in equal annual installments (20% each year) on the anniversary of the date of grant with the exercised portion of partially exercised options vesting prior to the unexercised portion of such options.

(3)	The shares listed below were issued pursuant to the early exercise of stock options to purchase shares of our common stock. These shares are subject to a right of repurchase held by us that lapses over time based upon the vesting schedule of the originally issued stock options.

(4)	The market value of these shares at December 31, 2007 was $14.40.

(5)	Represents stock options granted on November 1, 2005 to purchase up to 30,000 shares. On March 30, 2006, Mr. Norman early exercised stock options to purchase 15,000 shares. Such shares became restricted stock, subject to the same vesting schedule as the stock options, of which 3,000 shares were unvested at fiscal year-end and 12,000 shares were vested at fiscal year-end.

(6)	Represents stock options granted on July 26, 2006 to purchase up to 5,000 shares.

(7)	Represents stock options granted on November 1, 2005 to purchase up to 20,000 shares.

(8)	Represents stock options granted on July 26, 2006 to purchase up to 11,000 shares.

(9)	Represents stock options granted on July 26, 2006 to purchase up to 2,500 shares.

(10)	Represents stock options granted on July 26, 2006 to purchase up to 19,000 shares.

(11)	Represents stock options granted on December 22, 2004 to purchase up to 8,000 shares.

(12)	Represents stock options granted on November 1, 2005 to purchase up to 10,000 shares.

(13)	Represents stock options granted on July 26, 2006 to purchase up to 8,000 shares.

(14)	Represents stock options granted on July 26, 2006 to purchase up to 51,000 shares.

Option Exercises and Stock Vested — 2007

The following table provides information for our named executive officers about options that were exercised and restricted stock that vested during 2007.

	Option Awards		Stock Awards
	Number of		Number of Shares
	Shares Acquired	Value Realized	Acquired on		Value Realized
Name	on Exercise (#)	on Exercise ($)	Vesting (#)		on Vesting ($)(1)

Christopher R. Christensen Chief Executive Officer and President	—	—	—		—
Alan J. Norman Chief Financial Officer	—	—	31,600	(2)	505,600
Gregory K. Stapley Vice President and General Counsel	—	—	—		—
David M. Sedgwick Vice President of Organizational Development	—	—	14,400	(3)	230,400
Barry Port President, Keystone Group, Inc.	—	—	—		—

(1)	The aggregate value realized upon the vesting of the stock award is based upon the aggregate market value of the vested shares of our common stock on the vesting date. For vesting dates prior to the Company’s initial public offering (“IPO”) date of November 8, 2007, the aggregate market value is based on the IPO price of $16.00.

(2)	On March 30, 2006, Mr. Norman partially exercised a stock option to purchase 15,000 shares, leaving 15,000 additional shares unexercised. None of these 30,000 shares were vested at the time of exercise. On March 18, 2004 and December 23, 2003, Mr. Norman exercised stock options to purchase 24,000 and 80,000 shares, respectively. To the extent that the stock options had not fully vested, such shares became restricted stock, subject to the same vesting schedule as the previously granted stock options, with the exercised portion of the partially exercised option vesting prior to the unexercised portion of such options, of which 18,800 shares vested during 2007. In addition, upon the effectiveness of the IPO, all early exercised unvested options, granted under the 2001 Plan prior to January 1, 2006, immediately vested, of which 12,800 shares vested on November 8, 2007 with a market value of $16.00.

(3)	On April 25, 2006, Mr. Sedgwick exercised a stock option in full to purchase 8,000 shares, of which 1,600 shares were vested. On June 30, 2005, June 28, 2004 and December 31, 2003, Mr. Sedgwick exercised stock options to purchase 8,000, 16,000 and 8,000 shares, respectively. To the extent that the stock options had not fully vested, such shares became restricted stock, subject to the same vesting schedule as the previously granted stock options, of which 3,200 shares vested during 2007. In addition, upon the effectiveness of the IPO, all early exercised unvested options, granted under the 2001 Plan prior to January 1, 2006, immediately vested, of which 11,200 shares vested on November 8, 2007 at a market value of $16.00.

Change-in-Control and Severance Disclosure

We have not entered into any arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our named executive officers, changes in their compensation or a change in control. However, the administrator of our equity incentive plans has the authority to accelerate the vesting of options and restricted stock, in certain circumstances, subject to the terms of the plans.

Compensation Committee Interlocks and Insider Participation

Our compensation committee currently consists of Messrs. Thomas A. Maloof and Charles M. Blalack and Dr. Antoinette T. Hubenette. None of the members of our compensation committee at any time has been one of our officers or employees. None of our executive officers currently serves, or during 2007 has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee. Mr. Blalack has a relationship with us that is disclosed in “Certain Relationships and Related Party Transactions,” which is also described below.

On June 6, 2000, we entered into an Investor Rights Agreement with the purchaser of our outstanding preferred stock, Ensign Group Investments, L.L.C., and our founders, including Roy E. Christensen, Christopher R. Christensen, Douglas M. Easton, Gregory K. Stapley, J. Richard Toolson, V. Jay Brady and Charles M. Blalack. The preferred stock held by Ensign Group Investments, L.L.C. was converted into 2,741,180 shares of common stock upon the consummation of our initial public offering. Ensign Group Investments, L.L.C. is provided certain rights to demand registration of the shares of this common stock, and to participate in certain registrations of our common stock that we may decide to do, from time to time. These rights terminate upon the earlier of three years after the consummation of our initial public offering or such time as all of the shares of registrable securities may be sold under Rule 144 under the Securities Act during any three-month period. One of our directors, Charles M. Blalack, is a manager of Ensign Group Investments, L.L.C. and may be deemed the beneficial owner of our capital stock held by Ensign Group Investments L.L.C. Mr. Blalack serves on our board of directors pursuant to a Voting Agreement, dated June 6, 2000, between Ensign Group Investments, L.L.C. and our founding stockholders, which terminated automatically upon the closing of our initial public offering. Ensign Group Investments, L.L.C. owns more than 5% of our capital stock.

EQUITY COMPENSATION PLAN INFORMATION

We maintain our 2001 Stock Option, Deferred Stock and Restricted Stock Plan, our 2005 Stock Incentive Plan and our 2007 Omnibus Incentive Plan.

The following table provides information about equity awards under our equity compensation plans as of December 31, 2007:

Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to be		Under Equity
	Issued upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in
Plan Category	and Rights	and Rights	the First Column)

Equity compensation plans approved by security holders	1,022,600	$6.19	1,358,700	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	1,022,600	$6.19	1,358,700

(1)	The 2007 Omnibus Incentive Plan (the “2007 Plan) incorporates an evergreen formula pursuant to which on each January 1, the aggregate number of shares reserved for issuance under the 2007 Plan will increase by a number of shares equal to the lesser of (i) 1,000,000 shares of common stock or (ii) 2% of the number of shares outstanding as of the last day of the immediately preceding fiscal year or (iii) such lesser number as determined by our board of directors.

(2)	As of April 15, 2008, 417,500 Non-qualified stock options have been issued under the 2007 Plan to our employees and Non-employee Directors. No grants have been made under our 2001 Plan or our 2005 Plan since 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to beneficial ownership of our common stock as of March 31, 2008 for (i) each director and nominee, (ii) each holder of greater than 5.0% of our common stock, (iii) each Named Executive Officer, and (iv) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Shares subject to options that are exercisable within 60 days following March 31, 2008 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned is based on 20,535,280 shares of common stock outstanding as of March 31, 2008. Except as indicated in the footnotes to this table and affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them. Except as indicated in the footnotes to this table, the business address of each person listed below who is known by us to beneficially own more than 5% of our shares of common stock is 27101 Puerta Real, Suite 450, Mission Viejo, California 92691.

	Number of
	Shares Beneficially	Percent of
Name and Address of Beneficial Owner	Owned(1)	Class

Named Executive Officers And Directors:
Christopher R. Christensen(2)	3,713,000	18.1
Alan J. Norman(3)	329,000	1.6
Gregory K. Stapley(4)	1,102,300	5.4
David M. Sedgwick(5)	98,000	*
Barry R. Port(6)	86,500	*
Roy E. Christensen(7)	3,485,651	17.0
Antoinette T. Hubenette	30,000	*
Thomas A. Maloof	109,000	*
Charles M. Blalack(8)	3,033,180	14.8
John G. Nackel	—	*
All Executive Officers and Directors as a Group (14 Persons)(9)	12,526,631	60.1
Other Five Percent Stockholders:
Ensign Group Investments, L.L.C.(10)	2,741,180	13.3
Wells Fargo & Company(11)	1,057,357	5.1
Wellington Management Company, LLP(12)	1,133,100	5.5

(1)	Includes shares of restricted stock. Restricted stock may not be disposed of until vested and is subject to repurchase by us upon termination of service to us.

(2)	Represents 3,709,000 shares held by the Christensen Family Trust dated October 24, 2005, and 4,000 shares held by Mr. Christensen’s former spouse as custodian for their minor children under the California Uniform Transfers to Minors Act. Mr. Christensen and his former spouse share voting and investment power over the Christensen Family Trust, and Mr. Christensen’s former spouse holds voting and investment power over the shares held for their children.

(3)	Includes stock options to purchase 5,000 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2008.

(4)	Represents 1,078,300 shares held by the Stapley Family Trust dated April 25, 2006, and 24,000 shares held by Mr. Stapley’s spouse as custodian for their minor children under the California Uniform Transfers to Minors Act. Mr. Stapley and his spouse share voting and investment power over the shares held by the Stapley Family Trust, and Mr. Stapley’s spouse holds voting and investment power over the shares held for their minor children.

(5)	Includes stock options to purchase 52,500 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2008.

(6)	Includes stock options to purchase 59,000 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2008.

(7)	Represents 3,485,651 shares held by the Christensen Family Trust dated August 17, 1992. Mr. Christensen and his spouse share voting and investment power over the Christensen Family Trust.

(8)	Represents 292,000 shares held by the Blalack Family Trust dated December 1, 1994 and 2,741,180 shares held by Ensign Group Investments, L.L.C. Mr. Blalack and his spouse share voting power and investment power over the Blalack Family Trust. Mr. Blalack is a managing member of Ensign Group Investments, L.L.C., and therefore may be deemed the beneficial owner of the common stock held by Ensign Group Investments, L.L.C. The business address for Mr. Blalack is 130 South San Rafael, Pasadena, CA 91105.

(9)	Includes stock options to purchase 314,500 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2008.

(10)	Charles M. Blalack, T. Brook Townsend III and Travis Spitzer are managers of Ensign Group Investments, L.L.C, and therefore may be deemed the beneficial owners of the common stock held by Ensign Group Investments, L.L.C. Mr. Blalack shares voting and investment power with Mr. Townsend and Mr. Spitzer. Mr. Blalack, Mr. Townsend and Mr. Spitzer disclaim beneficial ownership of the common stock held by Ensign Group Investments, L.L.C. except to the extent of their individual pecuniary interest therein and their rights to compensation therefrom as managers. Mr. Townsend is also deemed the beneficial owner of 48,000 shares held by the T. Brook Townsend III 1991 Revocable Intervivos Separate Property Trust dated April 25, 1991 and may be deemed the beneficial owner of 8,000 shares held by the Barbara L. Townsend 1991 Revocable Intervivos Separate Property Trust. Mr. Townsend is not a trustee of the Barbara L. Townsend 1991 Revocable Intervivos Separate Property Trust dated April 25, 1991, but is the president of the registered investment advisor that may have discretionary authority to dispose of or to vote the shares held by the Barbara L. Townsend 1991 Revocable Intervivos Separate Property Trust. Mr. Townsend has sole voting and investment power over the shares held by the T. Brook Townsend III 1991 Revocable Intervivos Separate Property Trust. Mr. Blalack is deemed to be the beneficial owner of 292,000 shares held by the Blalack Family Trust dated December 1, 1994. Ensign Group Investments, L.L.C. does not have an interest in the shares beneficially owned by Mr. Townsend and Mr. Blalack. The address for Ensign Group Investments, L.L.C. is 22601 Pacific Coast Highway, Suite 200, Malibu, CA 90265.

(11)	Represents beneficial ownership as of December 31, 2007 as reported on Schedule 13G filed by Wells Fargo and Company (“Wells Fargo”) on February 1, 2008, which indicates that Wells Fargo held sole voting power over 1,028,927 shares and sole dispositive power over 870,857 shares. The address of Wells Fargo and Company is 420 Montgomery Street, San Francisco, CA 94163.

(12)	Represents beneficial ownership as of December 31, 2007 as reported on Schedule 13G filed by Wellington Management Company, LLP (“Wellington”) on February 14, 2008, which indicates that Wellington held shared voting power over 721,049 shares and shared dispositive power over 1,133,100 shares. The address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our equity securities. Officers, directors, and greater than ten percent stockholders are required to furnish us with copies of all Section 16(a) forms they file. We believe that during the year ended December 31, 2007 all reporting persons complied with all applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2007, there has not been, nor is there any proposed transaction in which we were or will be a party or in which we were or will be a participant, involving an amount that exceeded or will exceed $120,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements and other agreements and transactions which are described in “Compensation Discussion and Analysis” and the transactions described below.

Investor Rights Agreement

On June 6, 2000, we entered into an Investor Rights Agreement with the purchaser of our outstanding preferred stock, Ensign Group Investments, L.L.C., and our founders, including Roy E. Christensen, Christopher R. Christensen, Douglas M. Easton, Gregory K. Stapley, J. Richard Toolson, V. Jay Brady and Charles M. Blalack. The preferred stock held by Ensign Group Investments, L.L.C. was converted into 2,741,180 shares of common stock upon the consummation of our initial public offering. Ensign Group Investments, L.L.C. is provided certain rights to demand registration of the shares of this common stock, and to participate in certain registrations of our common stock that we may decide to do, from time to time. These rights terminate upon the earlier of three years after the consummation of our initial public offering or such time as all of the shares of registrable securities may be sold under Rule 144 under the Securities Act during any three-month period. One of our directors, Charles M. Blalack, is a manager of Ensign Group Investments, L.L.C. and may be deemed the beneficial owner of our capital stock held by Ensign Group Investments L.L.C. Mr. Blalack serves on our board of directors pursuant to a Voting Agreement, dated June 6, 2000, between Ensign Group Investments, L.L.C. and our founding stockholders, which terminated automatically upon the closing of our initial public offering. Ensign Group Investments, L.L.C. owns more than 5% of our capital stock.

Family Relationships

V. Jay Brady is the son-in-law of Roy Christensen and the brother-in-law of Christopher Christensen. Mr. Brady served as president of The Flagstone Group, Inc. from January 2006 to May 2007. He previously served as our vice president of executive development from March 2004 to January 2006, and as chief executive officer and administrator of one of our facilities from 1999 to March 2004. From January 1, 2007 through September 6, 2007, the date of Mr. Brady’s departure from the Company, we paid Mr. Brady total cash compensation of $113,552.

Covey Christensen is the son of Roy Christensen and the brother of Christopher Christensen. He is currently serving as the president of The Flagstone Group, Inc. He previously served as executive director and chief executive officer at several of our facilities from 2002 through January 2008. From January 1, 2007 through December 31, 2007, we paid Covey Christensen total cash compensation of $438,820. We granted Covey Christensen 45,000 non-qualified stock options in connection with his appointment as president of The Flagstone Group, Inc. These options were granted on January 22, 2008 with an exercise price of $11.03 per share and vest over a five-year period from the grant date.

Tyler Albrechtsen is the brother of John Albrechtsen. Tyler Albrechtsen has served as a facility executive director since August 2006. He previously served as administrator-in-training from January 2006 to August 2006. From January 1, 2007 through December 31, 2007, we paid Tyler Albrechtsen total cash compensation of $217,131. On January 22, 2008 we granted Tyler Albrechtsen 7,000 non-qualified stock options with an exercise price of $11.03 per share that vest over a five-year period from the grant date. On April 14, 2008 we granted Tyler Albrechtsen 4,000 non-qualified stock options with an exercise price of $9.83 per share that vest over a five-year period from the grant date.

Forrest Peterson is the brother-in-law of Barry Port. Forrest Peterson has served as the executive director of one of our facilities since August 2006. He previously served as administrator-in-training from April 2006 to August 2006. From January 1, 2007 through December 31, 2007, we paid Forrest Peterson total cash compensation of $131,895. On January 22, 2008 we granted Forrest Peterson 5,000 non-qualified stock options with an exercise price of $11.03 per share that vest over a five-year period from the grant date.

Indemnification Provisions

We have entered into indemnification agreements with each of our directors, officers and certain key employees. These indemnification agreements, along with our amended and restated certificate of incorporation and amended and restated bylaws, require us to indemnify such persons to the fullest extent permitted by Delaware law. In addition, the Investor Rights Agreement provides for indemnification of certain of our stockholders against liabilities described in the Investor Rights Agreement.

Policies and Procedures for Transactions with Related Persons

The Audit Committee has approved or ratified all of the transactions described in “Certain Relationships and Related Party Transactions.”

We expect our audit committee will review potential conflict of interest situations, on an ongoing basis, any future proposed transaction, or series of transactions, with related persons, and either approve or disapprove each reviewed transaction or series of related transactions with related persons.

On August 14, 2007, we adopted a written policy and procedures with respect to related person transactions, which includes specific provisions for the approval of related person transactions. Pursuant to this policy, related person transactions include a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which we and certain enumerated related persons participate, the amount involved exceeds $120,000 and the related person has a direct or indirect material interest.

In the event that a related person transaction is identified, such transaction must be reviewed and approved or ratified by our audit committee. If it is impracticable for our audit committee to review such transaction, pursuant to the policy, the transaction will be reviewed by the chair of our audit committee, whereupon the chair of our audit committee will report to the audit committee the approval or disapproval of such transaction.

In reviewing and approving related person transactions, pursuant to the policy, the audit committee, or its chair, shall consider all information that the audit committee, or its chair, believes to be relevant and important to a review of the transaction and shall approve only those related person transactions that are determined to be in, or not inconsistent with, our best interests and that of our stockholders, taking into account all available relevant facts and circumstances available to the audit committee or its chair. Pursuant to the policy, these facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. Pursuant to the policy, no member of the audit committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (“SEC”) and our amended and restated bylaws. Stockholder proposals that are intended to be presented at our 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”) and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us not later than January 6, 2009, which is 120 calendar days prior to the anniversary date of the mailing of this Proxy Statement. Stockholders are also advised to review our amended and restated bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. Under our current amended and restated bylaws, the deadline for submitting a stockholder proposal or a nomination for director is not later than the close of business on the 60th day, nor earlier than the 90th day, prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the 60th day prior to such annual meeting, or not later than the close of business on the 10th day following the date on which we publicly disclose the date of the meeting, whichever occurs first.

Stockholder proposals must be in writing and should be addressed to our corporate Secretary, at our principal executive offices at 27101 Puerta Real, Suite 450, Mission Viejo, California 92691. It is recommended that stockholders submitting proposals direct them to our corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our amended and restated bylaws and conditions established by the SEC.

OTHER MATTERS

We do not know of any business, other than described in this Proxy Statement that should be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

To assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided. The signing of a proxy by no means prevents you from attending and voting at the Annual Meeting.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the “Commission”). Any interested party may inspect information we have filed, without charge, at the public reference facilities of the Commission at its principal office at 100 F. Street, N.E., Washington, D.C. 20549. In addition, the Commission maintains an Internet site that contains our reports, proxies and information statements that we have filed electronically with the Commission at http://www.sec.gov.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 6, 2008, HAS BEEN MAILED CONCURRENTLY WITH THIS PROXY STATEMENT. THE ANNUAL REPORT IS NOT INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT AND IS NOT CONSIDERED PROXY SOLICITATION MATERIAL. A COPY OF THE ANNUAL REPORT (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS WELL AS EXHIBITS IF SPECIFICALLY REQUESTED) WILL ALSO BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO GREGORY K. STAPLEY, SECRETARY, THE ENSIGN GROUP, INC., 27101 PUERTA REAL, SUITE 450, MISSION VIEJO, CALIFORNIA 92691.

PROXY
THE ENSIGN GROUP, INC.
27101 Puerta Real, Suite 450, Mission Viejo, California 92691
ANNUAL MEETING OF STOCKHOLDERS, FRIDAY, JUNE 6, 2008
(This Proxy is Solicited on Behalf of the Board of Directors)
The undersigned hereby appoints Christopher R. Christensen and Gregory K. Stapley, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of The Ensign Group, Inc. (“Ensign”) held of record by the undersigned on April 21, 2008 at the Annual Meeting of Stockholders to be held on June 6, 2008 and at any adjournments or postponements thereof. The undersigned also acknowledges receipt of the Notice of the Annual Meeting of Stockholders, the proxy statement and the annual report on Form 10-K for the year ended December 31, 2007, which were furnished with this proxy.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each director nominee and FOR each of the other proposals set forth hereon.

1.	ELECTION OF CLASS I DIRECTORS as follows:

	☐ FOR ALL	☐ WITHHOLD ALL	☐ FOR ALL EXCEPT

NOMINEES: Class: Roy E. Christensen and John G. Nackel, each for a three-year term.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name in the space provided below.

2.	RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, the Proxies are authorized to vote upon all other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof, provided that discretionary voting on such other matters is permitted by applicable rules and regulations.

	MARK HERE FOR ADDRESS CHANGE AND INDICATE NEW ADDRESS	☐

	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Date:
Signature
Signature
NOTE: This proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
BY USING THE ENCLOSED ENVELOPE.